EXHIBIT 10.32.1

This memorializes an agreement reached between Peter Lieb and

NCR Corporation as of December 12, 2008.

December 18, 2008

Mr. Peter Lieb

NCR Corporation

1020 Constable Drive

Mamaroneck, NY 10543

Dear Mr. Lieb:

This letter agreement documents the changes that constitute the first amendment (the “First Amendment”) to the letter agreement between us dated May 24, 2006. This First Amendment amends the letter agreement as described below. All provisions of the letter agreement not modified herein shall remain in full force and effect, except as the Compensation and Human Resource Committee of the NCR Corporation Board of Directors (the “Committee”) has otherwise modified as documented in the minutes of the Committee.

1. As previously agreed, the following sentence shall be added at the end of the section captioned “NCR Benefits”:

“Notwithstanding the foregoing, effective January 1, 2008, NCR will no longer provide a gross up payment to cover any taxes related to your personal use of the corporate aircraft.”

2. The following shall be added at the end of the sixth sentence in the section captioned “Arbitration”:

“at any time from the Start Date through your remaining lifetime (or, if longer, through the twentieth (20th) anniversary of the Start Date). To the extent that reimbursement for reasonable attorneys fees and expenses and arbitration expenses is considered “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any such reimbursement must be made no later than the end of the calendar year in which you are declared the prevailing party.”

3. The following section shall be added following the section captioned “Arbitration”:

Section 409A of the Code – While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules: (i) any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses, (ii) the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any other calendar year, and (iii) your right to have NCR reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.

Sincerely,

NCR Corporation

By:	/s/ Andrea Ledford
Name:	Andrea Ledford
Title:	Senior Vice President, Human Resources

Agreed and Accepted

Signed: February 10, 2009, as of December 12, 2008

/s/ Peter Lieb
Peter Lieb